CERTIFICATE OF MERGER
OF
KNOWFAT ACQUISITION CORP.
INTO
KNOWFAT FRANCHISE COMPANY, INC.

The undersigned corporation does hereby certify:

FIRST: That the names and states of incorporation of each of the constituent corporations of the merger are as follows:

Name	State of Incorporation
KnowFat Acquisition Corp.	Delaware
KnowFat Franchise Company, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger and Reorganization, dated as of December 18, 2007, has been approved, adopted, certified, executed and acknowledged by each of KnowFat Acquisition Corp. and KnowFat Franchise Company, Inc. in accordance with the requirements of Section 251 of the General Corporation Law of Delaware.

THIRD: That the surviving corporation of the merger is KnowFat Franchise Company, Inc. The surviving corporation is a corporation governed by the laws of the State of Delaware.

FOURTH: That the Certificate of Incorporation of KnowFat Franchise Company, Inc., which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Agreement and Plan of Merger is on file at the executive offices of the surviving corporation, the address of which is as follows:

255 Washington Street
Suite 100
Newton, MA 02458

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That this Certificate of Merger shall be effective on the date the Secretary of State of the State of Delaware accepts this Certificate of Merger.

IN WITNESS WHEREOF, KnowFat Franchise Company, Inc. has caused this certificate to be signed by its authorized officer as of the 18th day of December 2007.

KNOWFAT FRANCHISE COMPANY, INC.

By:	/s/ George Naddaff
Name: George Naddaff Title: Chief Executive Officer